AMERICAN SKIING COMPANY ANNOUNCES RECEIPT OF REQUISITE CONSENTS
                    IN TENDER OFFER AND CONSENT SOLICITATION
                      FOR ITS 12% SENIOR SUBORDINATED NOTES

         October 22, 2004 - American Skiing Company (OTC: AESK) announced today that in connection with the cash tender offer to purchase any and all of its $120 million principal amount of 12% Senior Subordinated Notes due 2006, the requisite consents have been received to eliminate substantially all of the restrictive covenants for the indenture governing the Notes.

         As a result of obtaining the requisite consents, American Skiing Company executed and delivered a supplemental indenture setting forth the amendments. The supplemental indenture provides that the amendments to the indenture will only become operative when validly tendered Notes representing a majority of the outstanding Notes are accepted for purchase pursuant to the tender offer. Notes tendered may not be withdrawn and consents delivered may not be revoked.

         The tender offer commenced on October 22, 2004 will expire at 12:00 a.m., midnight, New York City Time, on November 8, 2004, unless extended. Closing of the tender offer is subject to: (i) the consummation of any necessary debt financing to fund the total consideration for the Notes and to refinance the existing credit facility of American Skiing Company and (ii) certain other customary conditions.

         This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is being made only by reference to the Offer to Purchase and Consent Solicitation Statement and related applicable Consent and Letter of Transmittal dated October 22, 2004. Copies of documents may be obtained from Georgeson Shareholder Communications, Inc., the Information Agent, at (212) 440-9800 or toll-free at (888) 264-6999.